Exhibit 3.38.2

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF LIMITED PARTNERSHIP
OF
BLC OF CALIFORNIA-SAN MARCOS, L.P.

The undersigned, desiring to amend the Certificate of Limited Partnership of BLC of California-San Marcos, L.P., pursuant to the provisions of Section 17-202 of the Delaware Revised Uniform Limited Partnership Act, does hereby certify as follows:

I.              The name of the limited partnership is BLC of California-San Marcos, L.P.

II.            Article III of the Certificate of Limited Partnership of BLC of California-San Marcos, L.P. is hereby amended to reflect changes in the name and mailing address of the general partner as follows:

Name	Mailing Address
Brookdale Living Communities of California- San Marcos, LLC	c/o Provident Senior Living Trust 600 College Road East, Suite 3400 Princeton, New Jersey 08540

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to Certificate of Limited Partnership as of this 26th day of October, 2004.

BROOKDALE LIVING COMMUNITIES OF CALIFORNIA-SAN MARCOS, LLC, as general partner

By:	/s/ Saul A. Behar
Saul A. Behar
Authorized Representative